Exhibit 99.1

FOR IMMEDIATE RELEASE
August 10, 2009

For more information:
Kenneth Torosian	Jordan M. Darrow
Chief Financial Officer	Investor Relations
Medialink Worldwide Incorporated	Darrow Associates, Inc.
Tel: (212) 682-8300	Tel: (631) 367-1866
IR@medialink.com	jdarrow@darrowir.com

MEDIALINK REPORTS RECEIPT OF NASDAQ LETTER

NEW YORK, August 10, 2009 – Medialink Worldwide Incorporated (NASDAQ: MDLK) today reported that on August 4, 2009, it received a staff determination letter from The NASDAQ Stock Market regarding Medialink’s continued non-compliance with NASDAQ continued listing standards.

As previously reported, on April 20, 2009, Medialink received notice from NASDAQ that its stockholders’ equity as of December 31, 2008, was below the minimum requirement for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(b)(1).  Pursuant to the Listing Rules, Medialink requested and was granted an extension of 105 days, through August 3, 2009, to regain compliance.  The staff determined that Medialink has not regained compliance and, as a result, that Medialink’s common stock will be subject to delisting from NASDAQ unless Medialink requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  Accordingly, Medialink intends to request a hearing before the Panel by August 11, 2009, the deadline for making such a request.  As a result of the hearing request, Medialink’s common stock will remain listed on NASDAQ pending the issuance of a decision by the Panel following the hearing; however, there can be no assurance that the Panel will grant Mediaink’s request for continued listing.

If Medialink’s common stock is delisted from The NASDAQ Capital Market it may initially trade on the Pink OTC Market (also known as the “Pink Sheets”) subsequent to such delisting.  Medialink may seek to have its common stock traded on the OTC Bulletin Board, but there can be no assurance that it will be successful in such efforts.

Also as previously reported, on July 1, 2009, Medialink entered into an Agreement and Plan of Merger with The NewsMarket, Inc.  Pursuant to the Merger Agreement, all issued and outstanding shares of Medialink’s common stock will be cancelled and converted into the right to receive cash in the amount of $0.20 per share.  Medialink filed a preliminary proxy statement related to the merger with the Securities and Exchange Commission on July 28, 2009.  The Merger Agreement is subject to stockholder approval and will be voted on at a Special Meeting that Medialink anticipates holding in September 2009.  Medialink’s board of directors has unanimously recommended a “for” vote approving the Merger Agreement.  Upon such approval and consummation of the merger Medialink’s common stock will no longer be publicly traded.

About Medialink:

Medialink is a leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, and the Internet.  Based in New York, Medialink has offices in major cities throughout the United States.  For additional investor and financial information, please visit the Investor Relations section of the Company's website (www.medialink.com).

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With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses; our ability to achieve profitability; our ability to obtain financing or other capital; our ability to remain a going concern and remain in operation; the financial stability of our clients; potential regulatory action; worldwide economic weakness; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Mediaseed®; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; our ability to develop and maintain successful relationships with critical vendors; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.